As filed with the Securities and Exchange Commission June 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TD SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	5045	94-2703333
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive

Fremont, California 94538

(510) 656-3333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Vetter

Chief Legal Officer

16202 Bay Vista Drive

Clearwater, FL 33760

(727) 539-7429

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allison M. Leopold Tilley Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4500	Stephen C. Ashley Pillsbury Winthrop Shaw Pittman LLP 31 West 52nd Street New York, NY 10019 (212) 858-1000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer)  ☐

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JUNE 1, 2022

EXCHANGE OFFER OF

$700,000,000 PRINCIPAL AMOUNT OF OUR 1.250% SENIOR NOTES DUE 2024

$700,000,000 PRINCIPAL AMOUNT OF OUR 1.750% SENIOR NOTES DUE 2026

$600,000,000 PRINCIPAL AMOUNT OF OUR 2.375% SENIOR NOTES DUE 2028

$500,000,000 PRINCIPAL AMOUNT OF OUR 2.650% SENIOR NOTES DUE 2031

This exchange offer will expire at 5:00 P.M., New York City time,

on                , 2022, unless extended.

Terms of the exchange offer (the “Exchange Offer”):

•

We are registering with the Securities and Exchange Commission (the “SEC”) the Exchange Notes (as defined below), which are being offered in exchange for the Outstanding Notes (as defined below) that were previously issued in an offering exempt from the SEC’s registration requirements. The terms of the Exchange Offer are summarized below and are more fully described in this prospectus.

•	We will exchange all Outstanding Notes that are validly tendered and not withdrawn prior to the Expiration Date (as defined below).

•	You may withdraw tenders of Outstanding Notes at any time prior to the Expiration Date.

•

We believe that the exchange of Outstanding Notes will not be a taxable event for U.S. federal income tax purposes, but you should see “The Exchange Offer—Transfer Taxes” and “Material United States Federal Income Tax Consequences” on pages 24 and 46, respectively, of this prospectus for more information.

•	We will not receive any proceeds from the Exchange Offer.

•

The terms of the Exchange Notes are substantially identical to the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act of 1933 (the “Securities Act”), as amended, and the transfer restrictions and registration rights applicable to the Outstanding Notes do not apply to the Exchange Notes.

•	The Exchange Offer is subject to customary conditions.

•

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 120 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” on page 54.

•	We do not intend to list the Exchange Notes on any securities exchange or to have them approved for any automated quotation system.

See “Risk Factors” beginning on page 9 for a discussion of certain risks that you should consider before participating in the Exchange Offer.

Neither the SEC nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022

We have not authorized anyone to provide you with any additional information or any information that is different from that contained in this prospectus or incorporated by reference. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus is accurate as of any date other than the date hereof, unless we otherwise note in this prospectus. This document may only be used where it is legal to sell the securities.

This prospectus does not constitute an offer to sell or buy any Exchange Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Exchange Notes and participate in the Exchange Offer solely on information contained or incorporated by reference in this prospectus.

We have filed with the SEC a registration statement on Form S-4 with respect to the Exchange Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the Exchange Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

TD SYNNEX Corporation

Attention: Corporate Secretary

44201 Nobel Drive

Fremont, CA 94538

(510) 656-3333

In order to ensure timely delivery, you must request the information no later than                , 2022, which is five business days before the Expiration Date of the Exchange Offer.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements included in this prospectus or information and other documents incorporated by reference herein are based on various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page 9 of this prospectus, and under Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the period ended November 30, 2021 and under Part II, Item 1A, Risk Factors, of our Quarterly Reports on Form 10-Q, each incorporated by reference in this prospectus.

Except as required by law, we undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus, or incorporated by reference, and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the Exchange Notes.

In this prospectus, except as otherwise indicated or unless the context otherwise requires, (i) both “Issuer” and “TD SYNNEX” refer to TD SYNNEX Corporation and not to any of its subsidiaries, and (ii) “we,” “us,” “our,” and the “Company” each refer to TD SYNNEX Corporation and its subsidiaries.

Company Overview

We are a Fortune 200 corporation and a leading provider of a comprehensive range of distribution, systems design, and integration services for the technology industry.

We distribute PC systems, mobile phones and accessories, printers, peripherals, information technology (“IT”) systems including data center server and storage solutions, system components, software, networking, communications and security equipment, consumer electronics and complementary products. We also provide systems design and integration solutions. We distribute more than 200,000 technology products (as measured by active SKUs) from more than 1,500 original equipment manufacturers, as well as suppliers of next-generation technologies and delivery models such as converged and hyper-converged infrastructure, the cloud, security, big data/analytics/Internet of things and services. Our products are marketed globally to an active reseller base of more than 150,000 resellers, system integrators, and retailers. We purchase peripherals, IT systems, system components, software, networking, communications and security equipment, consumer electronics and complementary products from our suppliers and sell them to our reseller and retail customers. We perform a similar function for our distribution of licensed software products. Our reseller customers include value-added resellers, corporate resellers, government resellers, system integrators, direct marketers, retailers and managed service providers. We provide our vendors with access to large and highly fragmented markets such as small- and medium-sized businesses and serve as a variable, cost effective route to market for our vendors by providing them with access to resellers and end-users. We combine our core strengths in distribution with demand generation, supply chain management and design and integration solutions to help our customers achieve greater efficiencies in time to market, cost minimization, real-time linkages in the supply chain and aftermarket product support. We also provide comprehensive IT solutions in key vertical markets such as government and healthcare and we provide specialized service offerings that increase efficiencies in the areas of global computing components, logistics services and supply chain management. Additionally, we provide our customers with systems design and integration solutions for data center servers and networking solutions built specific to our customers’ workloads and data center environments.

We have been in business since 1980 and have headquarters in both Clearwater, Florida and Fremont, California. We were originally incorporated in the State of California as COMPAC Microelectronics, Inc. in November 1980, and we changed our name to SYNNEX Information Technologies, Inc. in February 1994. We later reincorporated in the State of Delaware under the name of SYNNEX Corporation in October 2003. As a result of the Mergers (as defined below), on October 22, 2021, we filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Restated Certificate of Incorporation to change our corporate name from SYNNEX Corporation to TD SYNNEX Corporation, effective November 3, 2021. As of November 30, 2021, we had approximately 22,000 full-time co-workers worldwide. Our common stock is listed on The New York Stock Exchange under the symbol “SNX.” Our principal executive offices are located at 44201 Nobel Drive, Fremont, California 94538, and our telephone number is (510) 656-3333.

Merger Transactions

On September 1, 2021, we completed our acquisition of Tiger Parent (AP) Corporation, a Delaware Corporation (“Tiger Parent”), which is the parent corporation of Tech Data Corporation, a Florida corporation (“Tech Data”). The acquisition was completed pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated March 22, 2021 by and among SYNNEX Corporation, Spire Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of SYNNEX Corporation (“Merger Sub I”), Spire Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of SYNNEX Corporation (“Merger Sub II”), and Tiger Parent, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub I merged with and into Tiger Parent (the “Initial Merger”), with Tiger Parent surviving the Initial Merger as a wholly owned subsidiary of SYNNEX Corporation (such surviving corporation, the “Surviving Corporation”), followed immediately by the merger of the Surviving Corporation with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of SYNNEX Corporation.

Summary of the Exchange Offer

A brief description of the material terms of the Exchange Offer follows. We are offering to exchange the Exchange Notes for the Outstanding Notes. For a more complete description, see “The Exchange Offer.”

Background

On August 9, 2021, we completed a private placement of the following notes (the “Outstanding Notes”):

•  $700,000,000 aggregate principal amount of our 1.250% senior notes due 2024 (CUSIP Nos. U8079W AA3 and 87162W AC4);

•  $700,000,000 aggregate principal amount of our 1.750% senior notes due 2026 (CUSIP Nos. U8079W AB1 and 87162W AE0);

•  $600,000,000 aggregate principal amount of our 2.375% senior notes due 2028 (CUSIP Nos. U8079W AC9 and 87162W AG5); and

•  $500,000,000 aggregate principal amount of our 2.650% senior notes due 2031 (CUSIP Nos. U8079W AD7 and 87162W AJ9).

In connection with this private placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the initial purchasers of the Outstanding Notes in which we agreed, among other things, to complete an Exchange Offer with respect to the Outstanding Notes.

The Exchange Notes

Up to $700,000,000 aggregate principal amount of our 1.250% senior notes due 2024 (the “2024 Notes”)

Up to $700,000,000 aggregate principal amount of our 1.750% senior notes due 2026 (the “2026 Notes”).

Up to $600,000,000 aggregate principal amount of our 2.375% senior notes due 2028 (the “2028 Notes”).

Up to $500,000,000 aggregate principal amount of our 2.650% senior notes due 2031 (the “2031 Notes” and, together with the 2024 Notes, 2026 Notes and the 2028 Notes, the “Exchange Notes”).

Exchange Offer	We are offering to exchange the Outstanding Notes for an equal principal amount of the Exchange Notes, which have been registered under the Securities Act. Outstanding Notes may be exchanged only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Outstanding Notes must continue to hold Outstanding Notes in at least the Minimum Authorized Denomination of $2,000 principal amount. The Exchange Offer is being made pursuant to the Registration Rights Agreement, which grants the initial purchasers and any subsequent holders of the

Outstanding Notes certain exchange and registration rights. This Exchange Offer is intended to satisfy those exchange and registration rights with respect to the Outstanding Notes. After the Exchange Offer is complete, the holders of the Outstanding Notes will no longer be entitled to any exchange or registration rights with respect to the Outstanding Notes.

Resales

We are registering the Exchange Offer in reliance on the position enunciated by the SEC in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan Stanley & Co, Inc., SEC No-Action Letter (June 5, 1991), and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). Based on interpretations by the staff (the “Staff”) of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•  you are acquiring the Exchange Notes in the ordinary course of your business;

•  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes; and

•  you are not our affiliate.

Rule 405 under the Securities Act defines “affiliate” as a person that, directly or indirectly, controls or is controlled by, or is under common control with, a specified person. In the absence of an exemption, you cannot rely on the Staff’s interpretive position expressed in the Exxon Capital line of no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. If you fail to comply with these requirements, you may incur liabilities under the Securities Act and we will not indemnify you for such liabilities.

Each broker or dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the Exchange Notes issued in the Exchange Offer and that it has not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute the Exchange Notes.

Expiration date; withdrawal of tender

The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2022, or a later time if we choose to extend the Exchange Offer in our sole and absolute discretion (the latest such date, the “Expiration Date”). You may withdraw your tender of Outstanding Notes at any time prior to the Expiration Date. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. Any Outstanding Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the Exchange Offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for any Outstanding Notes, is subject to certain customary conditions, including our determination that the Exchange Offer does not violate any law, statute, rule, regulation, or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state, or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for tendering Outstanding Notes held in the form of book-entry interests

The Outstanding Notes were issued as global securities registered in the name of the nominee of The Depository Trust Company (“DTC”).

Beneficial interests in the Outstanding Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Outstanding Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your Outstanding Notes by instructing your broker or bank where you keep the Outstanding Notes to tender them for you. By tendering your Outstanding Notes, you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your Outstanding Notes must be tendered in minimum denominations of $2,000 and in multiples of $1,000 in excess thereof.

In order for your tender to be considered valid, the Exchange Agent (as defined below) must receive a confirmation of book-entry transfer of your Outstanding Notes into the Exchange Agent’s account at DTC, under the procedure described in this prospectus under the heading “The Exchange Offer,” on or before 5:00 p.m., New York City time, on the Expiration Date.

Material United States federal income tax consequences

We believe that the Exchange Offer will not result in any income, gain, or loss to the holders of Outstanding Notes or to us for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences” on page 46.

Use of proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer.

Exchange agent	is serving as the information and exchange agent (the “Exchange Agent”) for the Exchange Offer.

Consequences of not exchanging Outstanding Notes

Outstanding Notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on the Outstanding Notes. In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, or are not subject to, the registration requirements of the Securities Act and applicable state securities laws. If you do not participate in the Exchange Offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

Summary of the Exchange Notes

A brief description of the material terms of the Exchange Notes is set forth below. For a more complete description, see “Description of the Exchange Notes.”

Issuer	TD SYNNEX Corporation

Securities offered

$700,000,000 aggregate principal amount of the 2024 Notes.

$700,000,000 aggregate principal amount of the 2026 Notes.

$600,000,000 aggregate principal amount of the 2028 Notes.

$500,000,000 aggregate principal amount of the 2031 Notes.

Maturity	The Exchange Notes will mature as follows: • the 2024 Notes on August 9, 2024; • the 2026 Notes on August 9, 2026; • the 2028 Notes on August 9, 2028; and • the 2031 Notes on August 9, 2031.

Interest

The Exchange Notes will accrue interest as follows:

•  the 2024 Notes at a rate of 1.250% per annum;

•  the 2026 Notes at a rate of 1.750% per annum;

•  the 2028 Notes at a rate of 2.375% per annum; and

•  the 2031 Notes at a rate of 2.650% per annum.

Interest payment dates	Interest on the Exchange Notes will be payable semi-annually in arrears on each February 9 and August 9, beginning on August 9, 2022. Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes, which was February 9, 2022. The holders of the Outstanding Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Outstanding Notes from the last interest payment date on which interest was paid on such Outstanding Notes to the date of issuance of the Exchange Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Interest rate adjustment	The interest rate payable on each series of Exchange Notes will be subject to adjustment from time to time if the credit rating assigned to such series of Exchange Notes is downgraded (or downgraded and subsequently upgraded), as described under “Description of the Exchange Notes—Interest Rate Adjustment.”

Ranking	The Exchange Notes will be our general senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, will rank senior in right of payment to all of our existing and future subordinated indebtedness, will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all of the existing and future indebtedness (including trade payables) of our subsidiaries that do not guarantee the Exchange Notes (other than indebtedness and liabilities owed to us, if any). As of the date of this prospectus, none of our subsidiaries will guarantee the Exchange Notes and none will be obligated to do so.

Optional redemption	We may redeem each series of the Exchange Notes, in whole or in part, at any time at redemption prices determined as set forth under the heading “Description of the Exchange Notes—Optional Redemption.”

Change of control triggering event

Upon the occurrence of a “Change of Control Triggering Event,” as defined under “Description of the Exchange Notes—Covenants—Change of Control Offer,” unless we have defeased the Exchange Notes as described in the indenture governing the Exchange Notes or we have exercised our option to redeem the Exchange Notes, each holder will have the right to require us to repurchase all or any part of that holder’s Exchange Notes at a price equal to 101% of the aggregate principal amount of the Exchange Notes to be repurchased plus any accrued and unpaid interest on such Exchange Notes to, but not including, the repurchase date.

Indenture	The Exchange Notes will be issued under the indenture, dated as of August 9, 2021 (the “Base Indenture”), between the Issuer and Citibank, N.A., as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of August 9, 2021 (the “First Supplemental Indenture”), the second supplemental indenture, dated as of August 9, 2021 (the “Second Supplemental Indenture”), the third supplemental indenture, dated as of August 9, 2021 (the “Third Supplemental Indenture”), and the fourth supplemental indenture, dated as of August 9, 2021 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, First Supplemental Indenture, Second Supplemental Indenture, and Third Supplemental Indenture, the “Indenture”), between the Issuer and the Trustee.

Trustee	The Trustee for the Exchange Notes is Citibank, N.A..

Risk factors	Participating in the Exchange Offer and holding Exchange Notes involves substantial risks. You should consider carefully all the information in this prospectus and, in particular, you should evaluate the specific risk factors set forth in the “Risk Factors” section in this prospectus beginning on page 9, including the other risks incorporated by reference into this prospectus, before making a decision whether to participate in the Exchange Offer or hold Exchange Notes.

Governing law	The Exchange Notes will be and the Indenture is governed by the laws of the State of New York.

RISK FACTORS

Risks Related to the Exchange Offer

The Exchange Offer may be cancelled or delayed.

We have reserved the right to terminate or withdraw the Exchange Offer, including solely in respect of one or more series of the Outstanding Notes, in our sole discretion at any time and for any reason. Therefore, even if you properly tender your Outstanding Notes prior to the Expiration Date and otherwise comply with the terms and conditions of the Exchange Offer, the Exchange Offer may not be consummated. In addition, because of adjustments or other logistical challenges in exchanging Outstanding Notes for Exchange Notes, among other things, the settlement of the Exchange Offer may be delayed. Accordingly, you may have to wait longer than expected to receive your Exchange Notes, during which time you will not be able to effect transfers of your Outstanding Notes or the Exchange Notes you are to receive in the Exchange Offer.

You must comply with the Exchange Offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of book-entry transfer of Outstanding Notes into the Exchange Agent’s account at DTC, as depositary, including an Agent’s Message (as defined under “The Exchange Offer—Procedures for Brokers and Custodian Banks; DTC ATOP Account”). We are not required to notify you of defects or irregularities in tenders of Outstanding Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “The Exchange Offer—Procedures for Tendering Outstanding Notes through Brokers and Banks” and “The Exchange Offer—Consequences of Failure to Exchange.”

If you fail to exchange your Outstanding Notes, they will continue to be restricted securities and may become less liquid.

Outstanding Notes that you do not tender or that we do not accept will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. Because we anticipate that most holders of Outstanding Notes will elect to exchange their Outstanding Notes, we expect that the liquidity of the market for any Outstanding Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Outstanding Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the applicable series of Outstanding Notes. Following the Exchange Offer, if you do not tender your Outstanding Notes, you generally will not have any further registration rights, and your Outstanding Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Outstanding Notes could be adversely affected.

Some holders who exchange their Outstanding Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Outstanding Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the Exchange Offer is not completed within a certain period after the issuance date of the Outstanding Notes, the Issuer will incur additional interest charges.

In the event that the Exchange Offer registration statement is not completed or is not declared effective by the SEC by August 9, 2022 (365 days after the issuance date of the Outstanding Notes), the interest rate will be increased 0.25% per annum for the first 90-day period immediately following such date and an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the Exchange Offer is completed or the Exchange Offer registration statement becomes effective, up to a maximum total increase of 1.00% per annum.

Risks Related to the Exchange Notes

The terms of our debt arrangements could impose significant restrictions on our ability to operate which in turn could negatively affect our ability to respond to business and market conditions and therefore could have an adverse effect on our business and operating results, and consequently, on the value of the Exchange Notes.

The covenants and restrictions in the Indenture and our other debt arrangements impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions contained in our credit agreement or in the Indenture on our ability to:

•	create or suffer to exist liens;

•	permit our subsidiaries to incur additional indebtedness;

•	enter into certain transactions with affiliates;

•	enter into certain sale and leaseback transactions with respect to material property; and

•	merge, consolidate or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

You should read the discussion under the heading “Description of the Exchange Notes—Covenants” for further information about the applicable covenants in respect of the Exchange Notes.

A breach of the covenants or restrictions under the Indenture or under our credit agreement could result in an event of default under the applicable indebtedness. Such a default may allow our creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our credit agreement would permit the lenders thereunder to terminate all commitments to extend further credit thereunder. In the event our lenders or noteholders accelerate the repayment of our indebtedness, we may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy and therefore could have an adverse effect on our business and operating results, and consequently, on the value of the Exchange Notes.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Exchange Notes.

We have, and will continue to have, a significant amount of indebtedness. Subject to the limits contained in the Indenture and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the Exchange Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the Exchange Notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior credit facilities, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the Exchange Notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the Exchange Notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Indenture and our other debt instruments may restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of the Exchange Notes.”

In addition, we conduct a substantial portion of our operations through our subsidiaries, which will not be guarantors of the Exchange Notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the Exchange Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Exchange Notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.

In the event that we do not receive distributions from our subsidiaries, whether due to restrictions on their ability to pay dividends or make other intercompany payments to us or otherwise, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the Exchange Notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the Exchange Notes could declare all outstanding principal and interest to be due and payable, the lenders under our credit facility could terminate their commitments to loan money and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the Exchange Notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. If we incur any additional indebtedness that ranks equally in right of payment with the Exchange Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. We are also able to incur obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The Exchange Notes will be effectively subordinated to any of our future secured indebtedness to the extent of the value of the property securing that indebtedness.

The Exchange Notes will not be secured by any of our assets. We may incur secured debt in the future, and the Indenture does not limit the amount of indebtedness (whether secured or unsecured or whether senior or subordinated) which we or our subsidiaries may incur, provided that, subject to significant exceptions, we may not subject certain of our property or assets to any lien (other than permitted liens) unless the Exchange Notes are secured equally and ratably with or prior to that other secured indebtedness. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the Exchange Notes only after all indebtedness under our secured debt has been paid in full. Holders of the Exchange Notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. As a result, the holders of the Exchange Notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.

The Exchange Notes will be structurally subordinated to all obligations of our existing and future subsidiaries that do not become guarantors of the Exchange Notes.

Our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Exchange Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. You will not have any claim as a creditor against our subsidiaries (unless and only to the extent any subsidiaries guarantee the Exchange Notes, which none of our subsidiaries are obligated to do), and therefore the Exchange Notes will be structurally subordinated to all indebtedness and other obligations of each subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of such subsidiary, all of the holders of such subsidiary’s debt and other creditors (including trade creditors) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment.

In addition, the Indenture does not contain any limitation on each subsidiary’s ability to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables and lease obligations, that may be incurred by each subsidiary. The Indenture also does not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you.

We may not be able to repurchase the Exchange Notes upon a Change of Control Triggering Event.

Upon the occurrence of specific kinds of Change of Control Triggering Events, we will be required to offer to repurchase all outstanding Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the purchase date. The source of funds for any purchase of the Exchange Notes would be our available cash or cash generated from our subsidiaries’ operations or other sources. We may not be able to purchase the Exchange Notes upon a Change of Control Triggering Event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a Change of Control Triggering Event and repay our other indebtedness that will become due. If we fail to repurchase the Exchange Notes in that circumstance, we will be in default under the Indenture. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Exchange Notes may be limited by law. In order to avoid the obligations to repurchase the Exchange Notes and events of default and potential breaches under our other debt instruments, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, the Indenture permits us to engage in certain important corporate events, such as leveraged recapitalizations, which events may not, under the Indenture, constitute a “change of control” that would require us to repurchase the Exchange Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Exchange Notes. See “Description of the Exchange Notes—Covenants—Change of Control Offer.”

The exercise by the holders of the Exchange Notes of their right to require us to purchase the Exchange Notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing the Exchange Notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing the Exchange Notes. In that case, our failure to purchase tendered Exchange Notes would constitute an event of default under the Indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of the Exchange Notes upon a repurchase may be limited by our then existing financial resources.

Holders of the Exchange Notes may not be able to determine when a change of control giving rise to their right to have the Exchange Notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of Exchange Notes to require us to repurchase its Exchange Notes as a result of a sale of less than all our assets to another person may be uncertain.

Certain corporate events may not trigger a change of control, in which case we will not be required to redeem the Exchange Notes.

The Indenture permits us to engage in certain corporate events that could increase indebtedness or alter our business but would not constitute a “change of control” as defined in the Indenture. As a result of the definition of “Change of Control,” certain extraordinary corporate events could take place without having the “Change of Control” provision of the Exchange Notes apply. See “Description of the Exchange Notes—Covenants—Change of Control Offer.”

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

Any default under the agreements governing our indebtedness that is not waived by or consented to by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the Exchange Notes. In addition, if we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including the respective covenants in the Indenture), we could be in default under the terms of the agreements governing this indebtedness. In this event, the holders of this indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers from the required lenders to avoid being in default. If we breach these covenants and seek a waiver or consent from the required lenders, we may not be able to obtain it. If this occurs, we would be in default under the applicable credit facility and the lenders could exercise their rights, and we could be forced into bankruptcy or liquidation.

Federal and state fraudulent transfer laws may permit a court to void the Exchange Notes, and if that occurs, you may not receive any payments on the Exchange Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes thereof could be voided as a fraudulent transfer or conveyance if we, (a) issued the Exchange Notes with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the Exchange Notes and, in the case of (b) only, one of the following is also true at the time thereof:

•	we were insolvent or rendered insolvent by reason of the issuance of the Exchange Notes;

•	the issuance of the Exchange Notes left us with an unreasonably small amount of capital or assets to carry on the business;

•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature; or

•	we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us if the judgment is unsatisfied after final judgment.

We cannot be certain as to the standards a court would use to determine whether or not we were insolvent at the relevant time or, regardless of the standard that a court uses, whether the Exchange Notes would be subordinated to our other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the Exchange Notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the Exchange Notes, subordinate the Exchange Notes to presently existing and future indebtedness of ours or require the holders of the Exchange Notes to repay any amounts received with respect to the Exchange Notes. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes. Further, the avoidance of the Exchange Notes could result in an event of default with respect to our other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Exchange Notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of Exchange Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Exchange Notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

The market prices of the Exchange Notes may be volatile.

The market prices of the Exchange Notes will depend on many factors, including, but not limited to, the following:

•	credit ratings on our debt securities assigned by rating agencies;

•	the time remaining until maturity of the Exchange Notes;

•	the potential redemption of the Exchange Notes by us pursuant to the terms of the Indenture and the Exchange Notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects;

•	our ability to realize the anticipated benefits of any acquisitions including any related synergies and cost savings in the anticipated time frame;

•	changes in general economic and political conditions and specific conditions in the end markets we address;

•	the condition of the financial markets; and

•	the impact of acts of sabotage, war, terrorism, or other intentionally disruptive acts on business, economic and geopolitical conditions, including inflation.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Exchange Notes.

Rating agencies continually review the credit ratings they have assigned to companies and debt securities. Negative changes in the credit ratings assigned to us or our debt securities could have an adverse effect on the market prices of the Exchange Notes.

An increase in market interest rates could result in a decrease in the value of the Exchange Notes.

In general, as market interest rates rise, Exchange Notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if market interest rates increase, the market value of your Exchange Notes may decline. We cannot predict the future level of market interest rates.

Optional redemption may adversely affect your return on the Exchange Notes.

We may redeem all or a portion of the Exchange Notes or certain of the Exchange Notes at any time and from time to time, at our option. If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Exchange Notes being redeemed. See “Description of the Exchange Notes—Optional Redemption.”

Changes in our credit ratings may adversely affect your investment in the Exchange Notes and may not reflect all risks of an investment in the Exchange Notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Exchange Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Exchange Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. Other rating agencies with whom we have not engaged may publish their own ratings of us. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgments, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the Exchange Notes and increase our borrowing costs. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Exchange Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Exchange Notes without a substantial discount. Additionally, the interest rate payable on the Exchange Notes offered hereby is subject to adjustment depending upon the ratings assigned to such notes as described in “Description of the Exchange Notes—Interest Rate Adjustment.”

If a bankruptcy petition were filed by or against us, holders of the Exchange Notes may receive a lesser amount for their claim than they would have been entitled to receive under the Indenture.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code, the claim by any holder of the Exchange Notes for the principal amount of the Exchange Notes may be limited to an amount equal to the sum of:

•	the original issue price for the outstanding Exchange Notes; and

•	that portion of the original issue discount (if any) that does not constitute ‘‘unmatured interest’’ for purposes of the U.S. Bankruptcy Code.

Original issue discount (if any) that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the Exchange Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the Indenture, even if sufficient funds are available.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The Exchange Offer is designed to provide holders of Outstanding Notes with an opportunity to acquire Exchange Notes which, unlike the Outstanding Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws, and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a “distribution” of the Exchange Notes, as such term is defined under the Securities Act.

The Outstanding Notes were originally issued and sold on August 9, 2021 to the initial purchasers, in reliance upon the exemption from registration provided by the Securities Act, pursuant to the purchase agreement, dated July 29, 2021. The Outstanding Notes were offered and sold only (a) to persons reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act, “QIBs”) in compliance with Rule 144A under the Securities Act and (b) outside the United States to non-U.S. persons in offshore transactions in compliance with Regulation S under the Securities Act. In connection with the issuance of the Outstanding Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Outstanding Notes, pursuant to the Exchange Offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Outstanding Notes who are able to make certain representations the opportunity to exchange their Outstanding Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan Stanley & Co, Inc., SEC No-Action Letter (June 5, 1991), and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that the preceding sentence does not apply to a holder who is our affiliate (as defined in Rule 405 of the Securities Act); provided further that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the Exchange Offer, and the Staff of the SEC may not make a similar determination with respect to the Exchange Notes, as it has in other interpretations to third parties. Each holder of Outstanding Notes that exchanges such Outstanding Notes for Exchange Notes in the Exchange Offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, and it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate (as defined in Rule 405 under the Securities Act), or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Outstanding Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer; provided that, Outstanding Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Outstanding Notes must continue to hold Outstanding Notes in at least the Minimum Authorized Denomination of $2,000 principal amount.

The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that:

(1)	the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2)	the Exchange Notes will not contain the registration rights and additional interest provisions contained in the Outstanding Notes;

(3)

interest on the Exchange Notes will accrue from the date of the original issue of such Outstanding Note or from the last interest date on which interest was paid on a holders’ respective Exchange Notes; and

(4)

if the regular record date for the first interest payment date would be a date prior to the settlement date of the Exchange Offer, the record date for such first interest payment date will be the day immediately preceding such first interest payment date.

The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given written notice of our acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, such unaccepted Outstanding Notes will be promptly returned, without expense, to the account of the tendering holder.

Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See “—Fees and Expenses” and “—Transfer Taxes.”

The Exchange Offer will remain open for at least 20 full business days. The Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2022, unless we, in our sole discretion, extend the Exchange Offer, in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended.

To extend the Exchange Offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, we will:

(1)	notify the Exchange Agent of any extension by written notice, and

(2)	notify the registered holders by press release or other public announcement.

We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “—Conditions to the Exchange Offer” have not been satisfied,

(a)	to delay accepting any Outstanding Notes,

(b)	to extend the Exchange Offer, or

(c)	to terminate the Exchange Offer, or

(2)

to amend the terms of the Exchange Offer in any manner; provided however, that if we amend the Exchange Offer to make a material change, including the waiver of a material condition, we will extend the Exchange Offer, to the extent required by law, to keep the Exchange Offer open for at least five business days after such amendment or waiver; provided further, that if we amend the Exchange Offer to change the percentage of Outstanding Notes being exchanged or the consideration being offered, we will extend the Exchange Offer, if necessary, to keep the Exchange Offer open for at least 10 business days after such amendment or waiver.

Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Outstanding Notes through Brokers and Banks

Since the Outstanding Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Outstanding Notes and will be the only entity that can tender Outstanding Notes for Exchange Notes. Therefore, to tender Outstanding Notes subject to this Exchange Offer and to obtain Exchange Notes, you must instruct the institution where you keep your Outstanding Notes to tender your Outstanding Notes on your behalf so that they are received on or prior to the Expiration Date of this Exchange Offer.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OUTSTANDING NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OUTSTANDING NOTES TO BE TENDERED BEFORE THE 5:00 P.M. (NEW YORK CITY TIME) DEADLINE ON THE EXPIRATION DATE.

Deemed Representations

To participate in the Exchange Offer, we require that you represent to us that:

(1)	you or any other person acquiring Exchange Notes in exchange for your Outstanding Notes in the Exchange Offer is acquiring them in the ordinary course of business;

(2)

neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes in the Exchange Offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3)

neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes has engaged in or intends to engage in or has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the Exchange Offer;

(4)	neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes is our affiliate (as defined under Rule 405 of the Securities Act); and

(5)

if you or another person acquiring Exchange Notes in exchange for your Outstanding Notes is a broker-dealer and you acquired the Outstanding Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

BY TENDERING YOUR OUTSTANDING NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this prospectus in connection with resales of the Exchange Notes issued in the Exchange Offer.

If you are our affiliate (as defined under Rule 405 of the Securities Act), if you are a broker-dealer who acquired your Outstanding Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the Exchange Offer, you or that person:

(1)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the Exchange Offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Exchange Notes.

You may tender some or all of your Outstanding Notes in this Exchange Offer. However, your Outstanding Notes may be tendered only in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Outstanding Notes must continue to hold Outstanding Notes in at least the Minimum Authorized Denomination of $2,000 principal amount.

When you tender your Outstanding Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of Outstanding Notes and all other required documents to the Exchange Agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance, and withdrawal of tendered Outstanding Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular Outstanding Note not properly tendered;

(2)	refuse to accept any Outstanding Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities or conditions of the Exchange Offer as to any particular Outstanding Notes before the Expiration Date of the Exchange Offer.

Our interpretation of the terms and conditions of the Exchange Offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Outstanding Notes as we will reasonably determine. None of us, the Exchange Agent or any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Outstanding Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this Exchange Offer on behalf of a holder of Outstanding Notes you must submit or cause your DTC participant to submit an Agent’s Message (as defined below) as described below.

The Exchange Agent, on our behalf, will establish an Automated Tender Offer Program (“ATOP”) account with respect to the Outstanding Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of Outstanding Notes by causing the book-entry transfer of such Outstanding Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Outstanding Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the Exchange Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC participants to DTC, and thereafter transmitted by DTC to the Exchange Agent, forming a part of the Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this Exchange Offer.

Each Agent’s Message must include the following information:

(1)	Name of the beneficial owner tendering such Outstanding Notes;

(2)	Account number of the beneficial owner tendering such Outstanding Notes;

(3)	Principal amount of Outstanding Notes tendered by such beneficial owner; and

(4)	A confirmation that the beneficial holder of the Outstanding Notes tendered has made the representations for our benefit set forth under “—Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE, THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM OUTSTANDING NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Outstanding Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Outstanding Notes. We will ask the Exchange Agent to instruct DTC to promptly return those Outstanding Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Outstanding Notes on behalf of the beneficial owners thereof.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Outstanding Notes when the conditions to the Exchange Offer have been satisfied or we have waived them. We will have accepted your validly tendered Outstanding Notes when we have given written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Outstanding Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit such Outstanding Notes to an account maintained with DTC promptly after the Exchange Offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT AT OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

No Letter of Transmittal

No letter of transmittal will be used in connection with the Exchange Offer. The valid electronic transmission of acceptance through ATOP shall constitute delivery of Outstanding Notes in connection with the Exchange Offer.

Withdrawal Rights

You may withdraw your tender of Outstanding Notes at any time before 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, you should contact your bank or broker where your Outstanding Notes are held and have them send an ATOP notice of withdrawal so that it is received by the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date. Such notice of withdrawal must:

(1)	specify the name of the beneficial owner that tendered the Outstanding Notes to be withdrawn;

(2)	identify the Outstanding Notes to be withdrawn, including the CUSIP number and principal amount of the Outstanding Notes tendered; and

(3)	specify the name and number of an account at DTC to which such withdrawn Outstanding Notes can be credited.

We will decide all questions as to the validity, form, and eligibility of any notices of withdrawal and our determination will be final and binding on all parties. Any tendered Outstanding Notes that you withdraw will not be considered to have been validly tendered and will not affect your rights as holders. We will promptly return any Outstanding Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Outstanding Notes by following one of the procedures described above before the Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and, subject to applicable law, may terminate the Exchange Offer (whether or not any Outstanding Notes have been accepted for exchange) or amend the Exchange Offer, if any of the conditions set forth below has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the Expiration Date:

•

there is any threatened, instituted, or pending action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (1) seeking to restrain or prohibit the making or completion of the Exchange Offer, or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of the Exchange Offer; or (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Outstanding Notes in the Exchange Offer;

•

any statute, rule, regulation, order, or injunction has been sought, proposed, introduced, enacted, promulgated, or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any governmental authority, domestic or foreign that, in our reasonable judgment, would impair our ability to proceed with the Exchange Offer;

•

any action has been taken, proposed, or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in the first two bullets above or, in our sole reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes that are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or the following has occurred:

•	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

•	any limitation by a governmental authority that adversely affects our ability to complete the transactions contemplated by the Exchange Offer;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit; or

•

a commencement of a war, armed hostilities, or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of these calamities;

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Outstanding Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange;

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes to be offered for resale, resold, and otherwise transferred by holders thereof (other than broker-dealers and any such holder that is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the Exchange Offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the Exchange Offer (whether or not any Outstanding Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes and will extend the Exchange Offer to the extent required by applicable law.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion; provided that we will not waive any condition with respect to an individual holder of Outstanding Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development, or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the Expiration Date of the Exchange Offer.

Exchange Agent

We have appointed                                                   as the Information and Exchange Agent for the Exchange Offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus, to the Exchange Agent addressed as follows:

Fees and Expenses

The principal solicitation is being made through DTC by the Exchange Agent. We will pay the Exchange Agent’s customary fees for its services, reimburse the Exchange Agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services, and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees, and any fees and disbursements to our independent registered public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers, employees and by persons so engaged by the Exchange Agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

Transfer Taxes

If you tender Outstanding Notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

Consequences of Failure to Exchange

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING NOTES

Upon consummation of the Exchange Offer, certain rights under the Registration Rights Agreement, including registration rights and the right to receive the contingent increases in the interest rate, will terminate. The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the provisions of the Indenture, which governs the transfer and exchange of the Outstanding Notes and the restrictions on transfer of the Outstanding Notes imposed by the Securities Act and state securities laws.

These transfer restrictions are required because the Outstanding Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Outstanding Notes in the Exchange Offer, your ability to sell your Outstanding Notes could be adversely affected. Once we have completed the Exchange Offer, holders who have not validly tendered their Outstanding Notes will not be entitled to the increase in interest rate specified in the Registration Rights Agreement, as discussed under “Risk Factors—Risks Related to the Exchange Offer—If the Exchange Offer is not completed within a certain period after the issuance date of the Outstanding Notes, the Issuer will incur additional interest charges.”

Outstanding Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Outstanding Notes may be resold only:

•	to us or any subsidiary thereof;

•	pursuant to a registration statement that has been declared effective under the Securities Act;

•

for so long as the Exchange Notes are eligible for resale under Rule 144A, to a person the seller reasonably believes is a QIB that is purchasing for its own account or for the account of another QIB to whom notice is given that the transfer is being made in reliance on Rule 144A in a transaction meeting the requirements of Rule 144A;

•	through offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act; or

•	under any other available exemption from the registration requirements of the Securities Act;

subject in each of the above cases to any requirement of law that the disposition of the seller’s property or the property of an investor account or accounts be at all times within the seller or account’s control and to compliance with any applicable state securities laws or the securities laws of any other applicable jurisdiction.

Shelf Registration

The Registration Rights Agreement also requires that we file a shelf registration statement if:

(1)	because of any change in law or in applicable interpretations thereof by the Staff, the Issuer is not permitted to effect the Exchange Offer;

(2)	the Exchange Offer is not consummated by the date that is 40 days after the date on which the Exchange Offer registration statement is declared effective by the Staff;

(3)

at any time prior to the Effectiveness Deadline (as defined in the Registration Rights Agreement), any Initial Purchaser (as defined in the Registration Rights Agreement) so requests with respect to the Outstanding Notes of any series not eligible to be exchanged for Exchange Notes of the applicable series in the Exchange Offer; or

(4)

the Issuer receives a request from any Holder (as defined in the Registration Rights Agreement) representing that it is ineligible to participate in the Exchange Offer or from any such Holder that participates in the Exchange Offer but does not receive freely tradeable Exchange Notes of the applicable series on the settlement date of the Exchange Offer for any reason other than the failure by such Holder to make a timely and valid tender in accordance with the Exchange Offer.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. In consideration for issuing the Exchange Notes, we will receive in exchange Outstanding Notes in an equal principal amount. We will cancel all Outstanding Notes received in exchange for Exchange Notes in the Exchange Offer. Accordingly, no additional debt will result from the Exchange Offer. We will bear the expense of the Exchange Offer.

DESCRIPTION OF THE EXCHANGE NOTES

In this description, the terms the “Issuer,” “we,” “our” and “us” refers only to TD SYNNEX Corporation and not to any of its affiliates or subsidiaries unless otherwise expressly stated or the context otherwise requires. Certain terms used in this description are defined under the subheading “—Certain Definitions.” The following description is a summary of the terms of the 1.250% Senior Notes due 2024, which we refer to as the “2024 Notes,” the 1.750% Senior Notes due 2026, which we refer to as the “2026 Notes,” the 2.375% Senior Notes due 2028, which we refer to as the “2028 Notes,” and the 2.650% Senior Notes due 2031, which we refer to as the “2031 Notes.” We refer to each series of notes offered hereby collectively as the “Exchange Notes.” The Exchange Notes are to be issued under an indenture (the “Base Indenture”), dated as of the Issue Date, among the Issuer and Citibank, N.A., as trustee (the “Trustee”), as supplemented and amended from time to time by supplemental indentures, including, with respect to the 2024 Notes, the First Supplemental Indenture, dated as of the Issue Date, among the Issuer and the Trustee (the “First Supplemental Indenture”), with respect to the 2026 Notes, the Second Supplemental Indenture, dated as of the Issue Date, among the Issuer and the Trustee (the “Second Supplemental Indenture”), with respect to the 2028 Notes, the Third Supplemental Indenture, dated as of the Issue Date, among the Issuer and the Trustee (the “Third Supplemental Indenture”) and, with respect to the 2031 Notes, the Fourth Supplemental Indenture, dated as of the Issue Date, among the Issuer and the Trustee (the “Fourth Supplemental Indenture” and, together with the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Supplemental Indentures”). We refer to the Base Indenture as supplemented by the First Supplemental Indenture as the “2024 Indenture”, the Base Indenture as supplemented by the Second Supplemental Indenture as the “2026 Indenture”, the Base Indenture as supplemented by the Third Supplemental Indenture as the “2028 Indenture” and the Base Indenture as supplemented by the Fourth Supplemental Indenture as the “2031 Indenture” and we refer to the 2024 Indenture, the 2026 Indenture, the 2028 Indenture and the 2031 Indenture individually or collectively, as the case may be, as the “Indenture.” The terms of each series of Exchange Notes include those stated in the Indenture and those made part of the Indenture (as applicable) under the Trust Indenture Act of 1939, as amended (“TIA”). The following summary of the material provisions of the Indenture and the Exchange Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture. We urge you to read the Indenture because it, not this summary, defines your rights as a holder of the Exchange Notes. Copies of the Indenture may be obtained from us upon request.

Principal, Maturity and Interest

Each series of Exchange Notes will constitute a separate series of securities under the Indenture referred to above and will be issued only in fully registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. The Exchange Notes will mature on the respective dates set forth below. There is no limit on the aggregate principal amount of Exchange Notes that we may issue under the Indenture. We may issue additional debt securities (the “Additional Notes”) under the Indenture having terms and conditions identical to the Exchange Notes offered hereby (except for the Issue Date, the date interest begins to accrue and, in certain circumstances, the first interest payment date) from time to time after this offering without notice to or the consent of holders of such series of Outstanding Notes and Exchange Notes (collectively, the “Notes”). The Notes of each series and any Additional Notes of such series subsequently issued under the Indenture will vote as a single class. A separate CUSIP or ISIN would be issued for any Additional Notes unless such Additional Notes of such series are treated as “fungible” for U.S. federal income tax purposes. Except as otherwise specified herein, all references to (w) the “2024 Notes” include any Additional Notes of such series of Notes, (x) the “2026 Notes” include any Additional Notes of such series of Notes, (y) the “2028 Notes” include any Additional Notes of such series of Notes and (z) the “2031 Notes” include any Additional Notes of such series of Notes, in each case, that are actually issued under the Indenture.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest rate payable on each series of Exchange Notes will in each case be subject to adjustment as described below under “—Interest Rate Adjustment.” The Trustee will have no obligation to calculate or verify the calculation of the accrued and unpaid interest or any premium payable on the Exchange Notes.

The Exchange Notes will have the following basic terms:

2024 Notes

•	Initial Aggregate Principal Amount: $700,000,000

•	Maturity Date: August 9, 2024

•	Interest Rate: 1.250%

•	Interest Payment Dates: February 9 and August 9

•	First Interest Payment Date: August 9, 2022

•	Record Dates: January 26 and July 26

2026 Notes

•	Initial Aggregate Principal Amount: $700,000,000

•	Maturity Date: August 9, 2026

•	Interest Rate: 1.750%

•	Interest Payment Dates: February 9 and August 9

•	First Interest Payment Date: August 9, 2022

•	Record Dates: January 26 and July 26

2028 Notes

•	Initial Aggregate Principal Amount: $600,000,000

•	Maturity Date: August 9, 2028

•	Interest Rate: 2.375%

•	Interest Payment Dates: February 9 and August 9

•	First Interest Payment Date: August 9, 2022

•	Record Dates: January 26 and July 26

2031 Notes

•	Initial Aggregate Principal Amount: $500,000,000

•	Maturity Date: August 9, 2031

•	Interest Rate: 2.650%

•	Interest Payment Dates: February 9 and August 9

•	First Interest Payment Date: August 9, 2022

•	Record Dates: January 26 and July 26

Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes, which was February 9, 2022. The holders of the Outstanding Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Outstanding Notes from the last interest payment date on which interest was paid on such Outstanding Notes to the date of issuance of the Exchange Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Paying Agent and Registrar for the Exchange Notes

We will maintain a paying agent and registrar for the Exchange Notes of each series in the United States (the “paying agent”). The Trustee will initially act as the paying agent for the Exchange Notes of each series. We may change the paying agent or registrar under the Indenture without prior notice to the holders of the Exchange Notes of such series, and we or any of our restricted subsidiaries, may act as paying agent or registrar with respect to any series of the Exchange Notes.

Upon our written request, the registrar shall provide us with a copy of the register to enable us to maintain a register of the Exchange Notes of any series at our registered offices.

Transfer and Exchange

A holder may transfer or exchange their Exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the Exchange Notes. Holders of the Exchange Notes will be required to pay all taxes (if any) due on transfer. We are not required to transfer or exchange any Exchange Notes selected for redemption. Also, we are not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes of a series to be redeemed.

Ranking

The Exchange Notes will be our senior unsecured indebtedness and will rank equally in right of payment with each other and with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding. However, the Exchange Notes are structurally subordinated to the indebtedness of our subsidiaries that do not guarantee the Exchange Notes (other than indebtedness and liabilities owed to us, if any) and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets that secured such indebtedness. Claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of these subsidiaries over the claims of our creditors, including holders of the Exchange Notes. Accordingly, the Exchange Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries that are not guarantors. As of the date of this prospectus, none of our subsidiaries will guarantee the Exchange Notes and none of our subsidiaries will be obligated to guarantee the Exchange Notes.

Optional Redemption

We may redeem the Exchange Notes of any series at our option, at any time in whole or from time to time in part, before the applicable Par Call Date (as defined below), at a redemption price equal to the greater of:

•	100% of the principal amount of the Exchange Notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Notes to be redeemed (exclusive of interest accrued to the date of redemption) from the redemption date to the applicable Par Call Date, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the applicable Treasury Rate (as defined below) plus:

•	15 basis points for the 2024 Notes;

•	20 basis points for the 2026 Notes,

•	25 basis points for the 2028 Notes, and

•	25 basis points for the 2031 Notes.

We may also redeem the Exchange Notes of any series at our option, at any time in whole or from time to time in part, on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

Notice of redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each holder of record of the Exchange Notes to be redeemed at its registered address. The notice of redemption for the Exchange Notes will state, among other things, the amount of Exchange Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Exchange Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Exchange Notes that have been called for redemption at the redemption date. If fewer than all of the Exchange Notes are to be redeemed, the Trustee will select the Exchange Notes to be redeemed either pro rata, by lot or in such other manner as the Trustee deems appropriate, subject to the procedures of DTC.

Notice of any optional redemption of the Exchange Notes may, at our discretion, be given in connection with a debt or equity offering or incurrence or other transaction (or series of related transactions), Change of Control or other event and prior to the completion or the occurrence thereof, and any such redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related debt or equity offering, transaction or event, as the case may be. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in our discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date or by the redemption date as so delayed, or such notice may be rescinded at any time in our discretion if we reasonably believe that any or all of such conditions will not be satisfied or waived. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

We may, subject to compliance with applicable law, at any time purchase Exchange Notes in the open market or otherwise.

No Sinking Fund

The Exchange Notes will not be subject to any sinking fund.

Interest Rate Adjustment

The interest rate payable on each series of Exchange Notes will be subject to adjustments from time to time if either Moody’s or S&P or, if applicable, Fitch or any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement for Moody’s or S&P, as the case may be (each, a “Substitute Rating Agency”) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Exchange Notes of such series, in the manner described below. Each of Moody’s, S&P and any Substitute Rating Agency is an “Interest Rate Rating Agency,” and together they are “Interest Rate Rating Agencies.”

If the rating assigned by Moody’s (or, if applicable, any Substitute Rating Agency) of a series of Exchange Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Exchange Notes of such series will increase such that it will equal the interest rate payable on the Exchange Notes of such series on the date of their initial issuance plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “—S&P Rating Percentage”):

Moody’s Rating* Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating assigned by S&P (or, if applicable, any Substitute Rating Agency) of a series of Exchange Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Exchange Notes of such series will increase such that it will equal the interest rate payable on the Exchange Notes of such series on the date of their initial issuance plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “—Moody’s Rating Percentage”):

S&P Rating* Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the Exchange Notes of a series has been increased and any of the Interest Rate Rating Agencies subsequently upgrades its rating of the Exchange Notes of such series, the interest rate on the Exchange Notes of such series will be decreased such that the interest rate for the Exchange Notes of such series equals the interest rate payable on the Exchange Notes of such series on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any Substitute Rating Agency) subsequently upgrades its rating of the Exchange Notes of such series to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency) upgrades its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Exchange Notes of such series will be decreased to the interest rate payable on the Exchange Notes of such series on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the Exchange Notes of such series will be decreased so that it does not reflect any increase attributable to the upgrading Interest Rate Rating Agency). In addition, the interest rates on the Exchange Notes of a series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by any of the Interest Rate Rating Agencies) if the Exchange Notes of such series become rated Baa1 and BBB+ (or, in either case, the equivalent thereof, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, any Substitute Rating Agency), respectively (or one of these ratings if the Exchange Notes of such series are only rated by one rating agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate on the Exchange Notes of a series be reduced to below the interest rate payable on the Exchange Notes of such series on the date of their initial issuance or (2) the total increase in the interest rate on the Exchange Notes of such series exceed 2.00% above the interest rate payable on the Exchange Notes of such series on the date of their initial issuance.

No adjustments in the interest rate of the Exchange Notes of a series shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating on the Exchange Notes of such series. If at any time less than two

Interest Rate Rating Agencies provide a rating of the Exchange Notes of such series for reasons beyond our control, we will use our commercially reasonable efforts to obtain a rating of the Exchange Notes of such series from a Substitute Rating Agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the Exchange Notes of such series pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating of the Exchange Notes of such series but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Exchange Notes of a series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Exchange Notes of a series on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Interest Rate Rating Agency).

For so long as only one Interest Rate Rating Agency provides a rating of the Exchange Notes of a series, any subsequent increase or decrease in the interest rate of the Exchange Notes of such series necessitated by a reduction or increase in the rating by the Interest Rate Rating Agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as no Interest Rate Rating Agency provides a rating of the Exchange Notes of a series, the interest rate on the Exchange Notes of such series will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Exchange Notes of such series on the date of their initial issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period commencing after the date on which a rating change occurs that requires an adjustment in the interest rate. If any Interest Rate Rating Agency changes its rating of the Exchange Notes of a series more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the Exchange Notes of a series described above relating to such rating agency’s action. If the interest rate payable on the Exchange Notes of a series is increased as described above, the term “interest,” as used with respect to the Exchange Notes of such series, will be deemed to include any such additional interest unless the context otherwise requires.

Covenants

Change of Control Offer

If a Change of Control Triggering Event occurs with respect to the Exchange Notes of a series, unless we have exercised our right to redeem the Exchange Notes of such series as described above, we will be required to make an offer to each holder of Exchange Notes of that series to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Exchange Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date); provided that after giving effect to the purchase, any Exchange Notes of such series that remain outstanding shall have a denomination of $2,000 and integral multiples of $1,000 above that amount.

Within 30 days following any Change of Control Triggering Event with respect to any series of Exchange Notes or, at our option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that we have exercised our right to redeem the Exchange Notes of the relevant series as described under “—Optional Redemption,” we will deliver a notice (a “Change of Control Offer”) to each holder of the Exchange Notes of such series (which may be sent through electronic transmission) with a copy to the Trustee describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to purchase the Exchange Notes of such series on the date specified in the notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice may, if delivered prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event and/or any other related transaction or event being consummated on or prior to the Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

(a)	accept for payment all Exchange Notes or portions of the Exchange Notes properly tendered pursuant to the applicable Change of Control Offer;

(b)

deposit with the paying agent an amount equal to the change of control payment in respect of all Exchange Notes or portions of Exchange Notes properly tendered pursuant to the applicable Change of Control Offer; and

(c)

deliver or cause to be delivered to the Trustee the Exchange Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Exchange Notes or portions of Exchange Notes being purchased.

We will comply, to the extent applicable, with the requirements of Rule 14(e)-1 of the Exchange Act and any other securities laws or regulations in connection with the purchase of Exchange Notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms described in the Exchange Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue thereof.

Holders of Exchange Notes electing to have Exchange Notes purchased pursuant to a Change of Control Offer will be required to surrender their Exchange Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Exchange Note completed, to the paying agent at the address specified in the notice, or transfer their Exchange Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Exchange Notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of any series of Exchange Notes then outstanding validly tender and do not withdraw such Exchange Notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchases all of the Exchange Notes of such series validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Exchange Notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Notes to require us to repurchase its Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain.

The provisions of the Indenture relating to our obligation to make a Change of Control Offer with respect to the Exchange Notes upon a Change of Control Triggering Event may be waived or modified in respect of each applicable series of Exchange Notes with the written consent of the holders of a majority in principal amount of the Notes of such series then outstanding.

Restrictions on Liens

The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, create or incur any Lien on any shares of stock of a Restricted Subsidiary or Principal Property of ours or of a Restricted Subsidiary, whether those shares of stock of a Restricted Subsidiary or Principal Property are owned at the Issue Date or acquired afterwards, unless we secure or cause the applicable Restricted Subsidiary to secure the Exchange Notes outstanding under the Indenture (together with, if we shall so determine, any other indebtedness or other obligations the terms of which (or the terms of any agreement evidencing or relating to which) require that such indebtedness be so secured) equally and ratably with (or, at our option, prior to) all indebtedness secured by the particular Lien, so long as the indebtedness is so secured. This covenant does not apply in the case of:

(a)

the creation of any Lien on any shares of stock of a Subsidiary or any Principal Property acquired, purchased or leased after the Issue Date (including acquisitions by way of merger or consolidation, and including capital lease or purchase money transactions in connection with any such acquisition) by us or a Restricted Subsidiary, contemporaneously with that acquisition, purchase or lease, or within 18 months thereafter, to secure or provide for the payment or financing of any part of the purchase price, or the assumption of any Lien upon any shares of stock of a Subsidiary or any Principal Property acquired after the Issue Date existing at the time of the acquisition, purchase or lease or the acquisition of any shares of stock of a Subsidiary or any Principal Property subject to any Lien without the assumption of that Lien, provided that every Lien referred to in this clause (a) will attach only to the shares of stock of a Subsidiary or any Principal Property so acquired, purchased or leased and fixed improvements (and any accessions or additions thereto, and proceeds thereof) on that Principal Property;

(b)	any Lien on any shares of stock of a Subsidiary or any Principal Property existing on the Issue Date;

(c)	any Lien on any shares of stock of a Subsidiary or any Principal Property in favor of us or any Restricted Subsidiary;

(d)	any Lien on any Principal Property being acquired, constructed or improved securing loans to finance the construction or improvements of that property;

(e)

any Lien created by a lease of any Principal Property, which under GAAP as in effect as of the Issue Date would be characterized as an operating lease, whether entered into before or after the Issue Date, including Liens arising under or in connection with Synthetic Leases, if any, or any refinancing, renewal, restructuring, substitution, extension, modification or replacement thereof to the extent permitted thereby;

(f)

any Lien on shares of stock of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations, including, without limitation, qualified private activity bonds and similar financings;

(g)

any mechanics’, materialmen’s, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations that are not yet overdue for a period of more than 90 days or that are being contested in good faith;

(h)

any Lien on any shares of stock of a Subsidiary or any Principal Property for taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith;

(i)	any Lien on any Principal Property arising in connection with legal proceedings being contested in good faith, including any judgment Lien so long as execution on the Lien is stayed;

(j)

any landlord’s Lien on fixtures located on premises leased by us or a Restricted Subsidiary in the ordinary course of business, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;

(k)	Liens on property incurred in sale and lease-back transactions permitted under “—Restrictions on Sale and Lease-back Transactions involving Principal Properties” below;

(l)

Liens on property or assets of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our Subsidiaries, provided that such lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction by which such person was merged into or consolidated with us or any of our Subsidiaries;

(m)	Liens in favor of the Trustee and/or the holders granted in accordance with the Indenture; and

(n)

any refinancing, renewal, restructuring, substitution, extension, modification or replacement for any Lien permitted by any of the preceding clauses, provided that, in the case of a Lien permitted under clauses (a), (b) or (d), the indebtedness secured is not increased nor the Lien extended to any additional assets.

Notwithstanding the foregoing, we or any Restricted Subsidiary may create or assume Liens in addition to those permitted by the preceding paragraph, and refinance, renew, restructure, substitute, extend, modify, or replace those Liens; provided that at the time of and after giving effect to the creation, assumption, refinancing, renewal, restructuring, substitution, extension, modification or replacement, Exempted Debt does not exceed the greater of $2,250 million and 15% of our Consolidated Tangible Assets and our subsidiaries.

Restrictions on Sale and Lease-back Transactions involving Principal Properties

The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any Person pursuant to which we or any Restricted Subsidiary leases any Principal Property as an entirety, or any substantial portion of that Principal Property, which property has been or is to be sold or transferred by us or such Restricted Subsidiary, except to us or to a Restricted Subsidiary and except for any lease for a period of not more than three years or which may be terminated by us or our Restricted Subsidiaries within a period of not more than three years (any such transaction, a “sale and lease-back transaction”), unless:

(a)

such sale and lease-back transaction was entered into prior to the Issue Date of the Outstanding Notes, and any refinancing, renewal, restructuring, substitution, extension, modification or replacement of such transaction, so long as the affected Principal Property is substantially similar or the same in nature to the Principal Property subject to the sale and lease-back transaction refinanced, renewed, restructured, substituted, extended, modified or replaced;

(b)

we or such applicable Restricted Subsidiary would be entitled, pursuant to the provisions described under “—Restrictions on Liens” above, to create a Lien on the Principal Property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding Notes; or

(c)

we promptly inform the Trustee in writing of the sale and lease-back transaction, and we cause an amount equal to the fair value (as determined by us in good faith) of the Principal Property to be applied to any (or a combination) of (1) the purchase of other property that will constitute Principal Property having a fair value at least equal to the fair value of the Principal Property sold, or (2) the retirement within 365 days after receipt of the proceeds of Funded Debt incurred or assumed by us or a Restricted Subsidiary, including the Exchange Notes; provided that, in lieu of applying all of or any part of such net proceeds to such retirement, we may, within 365 days after the sale and lease-back transaction, deliver or cause to be delivered to the trustee for cancellation debt securities evidencing

Funded Debt of ours (which may include the Exchange Notes) or of a Restricted Subsidiary previously authenticated and delivered by the Trustee, and not yet otherwise applied as a credit against an obligation to redeem or retire such debt securities, and an officer’s certificate (which will be delivered to the trustee) stating that we elect to deliver or cause to be delivered the debt securities in lieu of retiring Funded Debt as provided in the Indenture.

If we deliver debt securities and an officer’s certificate to the Trustee pursuant to the proviso to clause (c) above, the amount of cash that we will be required to apply to the retirement of Funded Debt will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices of the applicable debt securities so delivered or, if there are no such redemption prices, the principal amount of those debt securities. If the applicable debt securities provide for an amount less than the principal amount to be due and payable upon a declaration of the maturity, then the amount of cash will be reduced by the amount of principal of those debt securities that would be due and payable as of the date of the application upon a declaration of acceleration of the maturity pursuant to the terms of the Indenture pursuant to which those debt securities were issued.

Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into sale and lease-back transactions involving any Principal Property in addition to those permitted by this paragraph, without any obligation to retire any outstanding debt securities or other Funded Debt; provided that at the time of entering into and giving effect to such sale and lease-back transactions, Exempted Debt does not exceed the greater of $2,250 million and 15% of our or any of our subsidiaries’ Consolidated Tangible Assets.

Merger, Consolidation and Sale of Assets

The Indenture provides that we will not consolidate with or merge into any other entity, or sell or lease, all or substantially all our assets to another entity in one transaction or a series of related transactions, and no entity may consolidate with or merge into us, unless:

•

we will be the surviving entity in any merger or consolidation or the successor, transferee or lessee entity (if other than us) is a corporation, partnership, limited liability company or trust organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations relating to the Exchange Notes (the “Surviving Entity”); provided that in the case where such Surviving Entity is not a corporation, a co-obligor of the Exchange Notes is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction;

•

immediately before and after such consolidation, merger, sale or lease, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default; and

•	we shall deliver to the Trustee an officer’s certificate and an opinion of counsel each to the effect that the transaction complies with the terms of the Indenture.

Reports

At any time we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Exchange Notes issued under the Indenture are outstanding, we will file with the Trustee, within 15 days after it has filed the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that it may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC). Documents delivered to the Trustee by electronic means or filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee as of the time such documents are so delivered or filed via EDGAR (or such successor system), it being understood that the Trustee shall have no obligation to determine whether such filings have been made or be deemed to have knowledge of the information contained therein.

To the extent any information is not provided within the time periods specified in this “—Reports” section and such information is subsequently provided, we will be deemed to have satisfied its obligations with respect thereto at such time and any default or event of default with respect thereto shall be deemed to have been cured.

Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants contained in the Indenture (as to which the Trustee will be entitled to conclusively rely upon an officer’s certificate).

Events of Default

The Indenture provides that each of the following constitutes an “event of default” with respect to the Exchange Notes or any series of Exchange Notes unless it is inapplicable to a particular series of Exchange Notes:

(a)	default for 30 days in the payment of any interest when due on the Exchange Notes of such series;

(b)	default in the payment of principal, or premium, if any, on the Exchange Notes of such series, when due at maturity, upon redemption or otherwise;

(c)

default in the performance, or breach, of any covenant or agreement in the Indenture applicable to such series of Exchange Notes, and continuance of such default or breach for 90 days after a Notice of Default (as defined below) shall have been given to us;

(d)	certain events of bankruptcy, insolvency or reorganization involving us; and

(e)	a failure to purchase the series of Exchange Notes tendered for purchase in respect of such Change of Control Offer as required under the section “—Covenants—Change of Control Offer.”

Any event of default under one series of Exchange Notes is not necessarily an event of default under any other series of Exchange Notes.

A default under clause (c) above is not an event of default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Exchange Notes of such series then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

We will be required to furnish the Trustee annually with an officer’s certificate as to the absence of certain defaults under the Indenture. The Indenture provides that the Trustee may withhold notice to the respective holders of any default, except in respect of the payment of the principal of, premium, if any, or interest on the Exchange Notes, if it considers it in the interests of the respective holders to do so.

If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the Trustee or the holders of not less than 25% in aggregate principal amount of a series of outstanding Exchange Notes may declare the principal amount (or, if the Exchange Notes are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of and all accrued but unpaid interest on all outstanding Exchange Notes of that series to be due and payable immediately, by a notice in writing to us, and to the Trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the event of default may, without further act, be deemed to have been waived and such declaration may, without further act, be deemed to have been rescinded and annulled subject to conditions specified in the Indenture.

If an event of default in the case of certain events of bankruptcy, insolvency or reorganization exists, the principal amount of all Exchange Notes outstanding under the Indenture shall automatically, and without any declaration or other action on the part of the Trustee or any holder of such outstanding debt, become immediately due and payable.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an event of default then exists, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture (other than the payment of any amounts on the Exchange Notes furnished to it pursuant to the Indenture) at your (or any other person’s) request, order or direction, unless you have (or such other person has) offered to the Trustee security and/or indemnity satisfactory to the Trustee. Subject to the provisions for the security and/or indemnification of the Trustee, the holders of a majority in aggregate principal amount of a series of outstanding Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee in connection with the Exchange Notes of that series. However, the Trustee may refuse to follow any direction that conflicts with law, the Indenture or the Exchange Notes, or that, subject to the terms of the Indenture, the Trustee determines may be unduly prejudicial to the rights of other noteholders (it being understood that the Trustee shall have no obligation to determine if such action is unduly prejudicial to the rights of such noteholders) or may involve the Trustee in liability, unless the Trustee is offered security and/or indemnity satisfactory to the trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such direction. No holder will have any right to institute any proceeding in connection with the Indenture or for any remedy under the Indenture, unless such holder has previously given to the Trustee written notice of a continuing event of default with respect to Exchange Notes of that series. In addition, the holders of at least 25% in aggregate principal amount of a series of the outstanding Exchange Notes must have made written request, and offered security and/or indemnity satisfactory to the Trustee, to the Trustee to institute that proceeding as Trustee, and, within 60 days following the receipt of that notice, the Trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding Exchange Notes of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on the Exchange Notes of that series on or after the due dates expressed in the Exchange Notes and to institute a suit for the enforcement of that payment.

Amendment and Waiver

Subject to certain exceptions, the Indenture and the Notes of a series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, the Notes of such series) and any existing or past default or event of default or compliance with any provisions of such documents may be waived with the consent of the holders of at least a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, the Notes of such series); provided that (i) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under the Indenture, then only the consent of the holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, such series of the Notes) shall be required and (ii) if any such amendment or waiver by its terms will affect a series of Notes in a manner that is different from and materially adverse relative to the manner in which such amendment or waiver affects other series of the Notes, then the consent of the holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, such series of the Notes) shall be required. However, without the consent of each holder of a Note affected (including, for the avoidance of doubt, any Notes held by affiliates), no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting affected holder):

•	reduce the interest rate of or extend the time for payment of interest on any Note (other than any change to the notice periods with respect to any redemption);

•	reduce the principal of or change the stated maturity of any Note;

•

waive a default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes (with respect to a default that does not result from non-payment)

by the holders of at least a majority in aggregate principal amount of the Notes of such series and a waiver of the payment default that resulted from such acceleration;

•

reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” (other than any change to the notice periods with respect to such redemption);

•	change the currency in which the principal amount of and premium, if any, or interest on any outstanding Note is denominated or payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

•

reduce the percentage of the holders of outstanding Notes of such series necessary to modify or amend the Indenture or to waive compliance with certain provisions of the Indenture or certain defaults and consequences of such defaults; or

•

modify any of the amendment and waiver provisions or any provisions relating to the waiver of past defaults or the rights of holders to receive payments of principal of or premium, if any, or interest on the Notes, or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the Notes affected thereby.

A Note does not cease to be outstanding because we or any of our affiliates holds the Note; provided that in determining whether the holders of the requisite majority of outstanding Notes of a series have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture with respect to any series of Notes, Notes of such series owned by us or any of our affiliates shall be disregarded and deemed not to be outstanding if such ownership is known by a Trust Officer.

Notwithstanding the foregoing, we may amend or modify the Indenture and the Notes without the consent of any holder of Notes of the applicable series in order to:

•	cure any ambiguity, defect or inconsistency;

•

conform the text of the Indenture or the Notes to any provision under the heading “Description of Notes,” or similar heading, in the offering memorandum, prospectus or similar document in respect of the Notes;

•

add further covenants, restrictions, conditions or provisions relating to us for the protection of the holders and events of default for the benefit of holders or to surrender any right or power conferred upon us;

•

provide for the issuance of additional Notes, and to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that, the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the US Internal Revenue Code;

•

provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption, provided that the provisions described under the “—Merger, Consolidation and Sale of Assets” covenant are complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the Notes;

•	add guarantees or co-obligors with respect to the Notes;

•

secure the Notes including to add collateral and matters related thereto including entering into intercreditor arrangements, in each case when permitted or required under the Indenture and the Notes, and to release and discharge any lien when permitted or required under the Indenture and the Notes;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect in any material respect the interests of any holder of Notes;

•

modify or amend any of the provisions of the Indenture relating to the transfer and legending of Notes; provided that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not adversely affect the rights of holders to transfer Notes; or

•	obtain or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

The consent of the holders of Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment, supplement or waiver under the Indenture becomes effective, we are required to mail to holders of Notes a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all holders of Notes, or any defect therein, shall not impair or affect the validity of the amendment, supplement or waiver.

Legal Defeasance and Covenant Defeasance

The Indenture provides that we may discharge all of our obligations with respect to any series of Exchange Notes at any time, and that we may also be released from our obligations under certain covenants and from certain other obligations, including obligations imposed by a company order or supplemental indenture with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if:

•

we irrevocably deposit with the Trustee money or U.S. government obligations or a combination thereof, as trust funds in an amount sufficient to pay and discharge each installment of principal of, premium, if any, and interest on, all outstanding Exchange Notes of that series;

•

no event of default under the Indenture has occurred and is continuing on the date of such deposit, other than an event of default resulting from the borrowing of funds and the grant of any related liens to be applied to such deposit; and

•

we deliver to the Trustee an opinion of counsel, subject to customary assumptions and exclusions, to the effect that (x) the beneficial owners of the Exchange Notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance and (y) the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those beneficial owners’ U.S. federal income tax treatment of principal and interest payments on the Exchange Notes of that series. In the case of a defeasance, this opinion must confirm that either (i) we have received a ruling to that effect from or published by the Internal Revenue Service or (ii) since the date of the Indenture there has been a change in the applicable U.S. federal income tax law, and such opinion must be based thereon.

Satisfaction and Discharge

The Indenture will, upon company order, cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of such Exchange Notes expressly provided for in the Indenture and rights to receive payments of principal of, premium, if any, and interest, if any, on, such Exchange Notes) and the Trustee, at our expense, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when,

(a)	either:

(i)

all Exchange Notes of such series theretofore authenticated and delivered (other than (A) Exchange Notes that have been destroyed, lost or stolen and that have been replaced or paid and (B) Exchange Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii)

all Exchange Notes of such series not theretofore delivered to the Trustee for cancellation, (A) have become due and payable, or (B) shall become due and payable at their stated maturity within one year, or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee in our name and at our expense, and in the case of (A), (B) or (C) , we have deposited or caused to be deposited with the Trustee or paying agent as trust funds in trust for the purpose an amount in the currency in which such Exchange Notes are denominated (except as otherwise provided in the Indenture) sufficient to pay and discharge the entire indebtedness on such Exchange Notes for principal and premium, if any, and interest to the date of such deposit (in the case of Exchange Notes that have become due and payable) or to the stated maturity or redemption date, as the case may be;

(b)	we have paid or caused to be paid all other sums payable under the Indenture by us; and

(c)

we have delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or stockholder of us or any of our subsidiaries, as such, will have any liability for any of our obligations under the Exchange Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Exchange Notes, by accepting such Exchange Note, waives and releases all such liability. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Governing Law

The Indenture is and the Exchange Notes shall be governed by and construed in accordance with the laws of the State of New York. The Indenture provides that, to the fullest extent permitted by law, the parties to the Indenture and each holder of Exchange Notes waive their rights to a jury trial with respect to litigation arising out of or in connection with the Indenture.

Concerning the Trustee

The Trustee under the Indenture is Citibank, N.A. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it believes that it is not assured of repayment or adequate indemnity and/or security.

Certain Definitions

“Attributable Debt” means, as to any particular lease, the greater of:

(a)	the fair market value (as determined in good faith by the Issuer) of the property subject to the lease; or

(b)

the total net amount of rent required to be paid during the remaining term of the lease, discounted by the weighted average effective interest cost per annum of the outstanding Notes of all series, compounded semi-annually.

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any one of the following:

(a)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our Subsidiaries;

(b)

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or our Subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(c)

we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

(d)	the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Consolidated Tangible Assets” means all assets of a Person, other than assets that are considered to be intangible assets, as set forth in such Person’s most recent consolidated balance sheet and computed in accordance with GAAP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

(a)

indebtedness of ours and our Restricted Subsidiaries incurred after the Issue Date and secured by Liens created or assumed or permitted to exist as described above under the last paragraph of “—Covenants—Restrictions on Liens;” and

(b)

Attributable Debt of ours and our Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into as described above under the last paragraph of “—Covenants—Restrictions on Sale and Lease-back Transactions involving Principal Properties.”

“Fitch” means Fitch, Inc., a subsidiary of Finlac, S.A., and its successors.

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible at the option of the obligor, beyond one year from the date of its creation.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and at the date of any computation. If there occurs a change in generally accepted accounting principles in the United States occurring after the Issue Date and such change would cause a change in the method of calculation of any term or measure used in the Indenture (an “Accounting Change”), then we may elect, as evidenced by our written notice to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred; provided that, with respect to any Accounting Change, in our good faith determination, our election to calculate such term or measure as if such Accounting Change had not occurred will not be less favorable to the holders in any material respect than the method of calculation of such term or measure as in effect on the Issue Date.

“holder” means each person in whose name the Notes are registered on the registrar’s books.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by us.

“Issue Date” means August 9, 2021, the date the Outstanding Notes of each series were initially issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of the foregoing, we or any Subsidiary will be deemed to own, subject to a Lien, any asset that we have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Par Call Date” means, in the case of the 2024 Notes, August 9, 2022, in the case of the 2026 Notes, July 9, 2026, in the case of the 2028 Notes, June 9, 2028, and, in the case of the 2031 Notes, May 9, 2031.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

“Principal Property” means our corporate headquarters and any warehouse or distribution center, together with any land, land improvements, buildings and fixtures related thereto, owned or leased at the Issue Date or acquired after that date by us or any of our Restricted Subsidiaries and which is located within the United States, other than:

(a)	any property which in the opinion of our board of directors is not of material importance to the total business conducted by us as an entirety; or

(b)	any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided that, if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available, we will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“Ratings Event” means, with respect to a series of Notes, (x) if the Notes are at such applicable time rated by three Rating Agencies, ratings of the Notes of that series are lowered by at least two of the Rating Agencies and the Notes of that series are rated below Investment Grade by at least two of the Rating Agencies or (y) if the Notes are at such applicable time rated by two Rating Agencies, ratings of the Notes of that series are lowered by each of the Rating Agencies and the Notes of that series are rated below Investment Grade by each of the Rating Agencies, in any case on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the Notes of that series is under publicly announced consideration for a possible downgrade by any of the applicable Rating Agencies, to the extent that a determination of a downgrade below Investment Grade by such Rating Agency would result in a Ratings Event).

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, dated as of the Issue Date, among the Issuer and Citigroup Global Markets Inc., as representative of the initial purchasers.

“Restricted Subsidiary” means a Subsidiary of ours (a) of which substantially all the property is located, or substantially all the business is carried on, within the United States; and (b) which owns a Principal Property.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“S&P” means S&P Global Ratings, an S&P Global Inc. business, and its successors.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by that person and one or more other Subsidiaries of that person.

“Synthetic Lease” means, as to any Person, (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of real or personal property, in each case, creating obligations that may not appear on the balance sheet of such Person but which, upon the application of any bankruptcy (or similar) law for the relief of debtors to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Transactions” has the meaning provided in this offering memorandum.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the Par Call Date; provided, however, that if the period from the redemption date to the Par Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. As used in the immediately preceding sentence, the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated by law or executive order to close.

“Trust Officer” means any officer within the corporate trust administration department of the trustee, with direct responsibility for performing the trustee’s duties under the Indenture and also means, with respect to a particular corporate trust matter relating to the Indenture, any other officer of the trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“United States” means the United States of America (including the States and the District of Columbia), its territories and its possessions and other areas subject to its jurisdiction.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of the material U.S. federal income tax consequences of participation in the Exchange Offer and of the ownership and disposition of Exchange Notes acquired in this offering, but it does not purport to be a complete analysis of all the potential tax considerations. This discussion is based on current provisions of the Internal Revenue Code (the “Code”), the treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. In addition, this discussion is limited to the U.S. federal income tax consequences relevant to holders that acquired Outstanding Notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial part of the Outstanding Notes were sold for cash to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and hold them as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), but does not discuss the tax consequences applicable to holders electing under applicable Treasury Regulations to treat all interest (including de minimis original issue discount) on an Outstanding Note as original issue discount. In this discussion we refer to the Exchange Notes and the Outstanding Notes together as “Notes,” as described below under “—Exchange of the Outstanding Notes for Exchange Notes.” This discussion does not address tax consequences relevant to subsequent purchasers of the Notes.

As used herein, a “U.S. holder” means a beneficial owner of Notes that is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of Notes (other than a partnership or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special tax treatment, including if you are:

•	a broker or dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle or wash sale;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such an entity);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a U.S. expatriate; or

•	a person subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement.

If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding Notes, you should consult your tax advisors.

This discussion does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws, or tax consequences arising under the 3.8 percent tax on net investment income. It is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of Notes.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN INCOME TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Effect of Certain Contingencies

We may be required to make payments of additional amounts to holders of Notes under certain circumstances, such as these described in “Description of the Exchange Notes—Interest Rate Adjustment,” or to repurchase or redeem Notes earlier than their scheduled maturity date. We intend to take the position that these possibilities do not result in the Notes being treated as “contingent payment debt instruments” (“CPDIs”) under the applicable Treasury Regulations. Our position is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. However, our position is not binding on the IRS. If the IRS were to challenge our position successfully, you might, among other things, be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income (rather than capital gain) any gain realized on a taxable disposition of Notes. You should consult your tax advisors regarding the possible application of the CPDI rules to the Notes. The remainder of this discussion assumes that the Notes will not be treated as CPDIs.

As noted above, we may be obligated to pay additional interest as a result of adjustments to the credit ratings assigned to the Notes. Special rules, including rules for variable rate debt instruments (“VRDIs”) and for CPDIs, apply to debt instruments that provide for payments that vary or are contingent upon a specified event, including an interest rate that varies based on the credit quality of the issuer. Based on our current expectations about our financial performance, among other factors, we intend to take the position that the Notes should be treated as VRDIs rather than CPDIs, and the discussion below assumes that the Notes will be treated as VRDIs. It is possible, however, that the IRS could assert that the Notes should be treated as CPDIs, which, as discussed in the preceding paragraph, could affect the amount, timing and character of income, gain or loss with respect to a U.S. holder’s investment in the Notes. Accordingly, holders are urged to consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of Notes.

Exchange of the Outstanding Notes for Exchange Notes

We believe the exchange of an Outstanding Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes because the Exchange Note will not be considered to differ materially in kind or extent from the Outstanding Note. Accordingly, the Exchange Note will be treated for U.S. federal tax purposes as a continuation of the Outstanding Note in the hands of a U.S. holder or a non-U.S. holder, and are referred to together with the Outstanding Notes as “Notes” in this summary of U.S. federal income tax consequences. As a result, (1) a holder will not recognize any gain or loss on the exchange, (2) the holder’s holding period for an Exchange Note will include the holding period for the Outstanding Note, and (3) the holder’s adjusted tax basis of the Exchange Note will be the same as the holder’s adjusted basis of the Outstanding Note. The Exchange Offer will not have any U.S. federal income tax consequences for a non-exchanging holder of an Outstanding Note.

Certain U.S. Federal Income Tax Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to U.S. holders of Notes.

Payment of Interest

The Notes were issued with no more than a de minimis amount (as set forth in the applicable Treasury Regulations) of original issue discount. Interest paid on the Notes generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes

Upon a sale, exchange, retirement, redemption, or other taxable disposition of a Note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other taxable disposition (less an amount equal to any accrued and unpaid interest, which will be treated in the manner described above under “ —Payment of Interest”) and such U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will, in general, be such U.S. holder’s cost for that Note. Any recognized gain or loss will be capital gain or loss.

Capital gains of noncorporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments on the Notes and the proceeds of a sale or other disposition (including a retirement or redemption) of a Note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding may apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussions of backup withholding and FATCA below, U.S. federal income tax and U.S. federal withholding tax of 30 percent (or such lower rate specified by an applicable income tax treaty) will not be applied to any payment of interest on a Note to a non-U.S. holder provided that:

•	such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S.;

•

the non-U.S. holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•

the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form)) or the non-U.S. holder holds the Notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, the gross amounts of interest will be subject to U.S. federal withholding tax of 30 percent (or such lower rate specified by an applicable income tax treaty), unless the non-U.S. holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on the Notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or U.S. fixed base, then (although the non-U.S. holder will be exempt from the 30 percent withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Disposition of Notes

Subject to the discussions of backup withholding below, generally no withholding of U.S. federal income tax will be required with respect to any gain or income realized by a non-U.S. holder upon the sale, exchange or other disposition of a Note unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a U.S. fixed base); or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If a non-U.S. holder’s gain is described in the first bullet point above, such holder will be subject to tax at regular U.S. federal income tax rates on the net gain recognized, generally in the same manner as if such holder were a U.S. holder. If a non-U.S. holder is a foreign corporation that recognizes gain described in the first bullet point above, such holder may also be subject to the branch profits tax equal to 30 percent (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits.

If a non-U.S. holder is described in the second bullet point above, such holder will generally be subject to a flat 30 percent tax (unless an applicable treaty rate applies) on the gain recognized (which gain may be offset by certain U.S.-source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses). Any amounts which a non-U.S. holder receives on a sale, exchange, redemption, repurchase or other taxable disposition of a Note which are attributable to accrued interest will be taxable as interest and subject to the rules described above under “ —Payments of Interest.”

Information Reporting and Backup Withholding with Respect to Non-U.S. Holders

Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to a non-U.S. holder. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

U.S. backup withholding tax will generally not apply to payments of interest on a Note or proceeds from the sale of a Note payable to a non-U.S. holder if the certification described in “ —Certain U.S. Federal Income Tax Consequences to Taxation of Non-U.S. Holders—Payments of Interest” above is duly provided by such non-U.S. holder or the non-U.S. holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established.

Any amounts withheld under the backup withholding tax rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. holders should consult their tax advisors regarding their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

Foreign Accounts

Sections 1471 through 1474 of the Code, and the regulations and administrative guidance thereunder, (commonly referred to as FATCA) impose withholding at a 30 percent rate on payments of interest on the Notes paid to a “foreign financial institution” or to a “non-financial foreign entity” (all as defined in the Code), whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it generally must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in applicable Treasury Regulations), annually report certain information about such accounts and withhold 30 percent on payments to noncompliant foreign financial institutions and certain other account holders. Foreign governments may enter into, and many foreign governments have entered into, intergovernmental agreements with the U.S. to implement FATCA in a different manner. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the section titled “ —Certain U.S. Federal Income Tax Consequences to Taxation of Non-U.S. Holders—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Under proposed Treasury Regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds paid from the sale or other disposition of a Note is not expected to apply. Holders should consult their tax advisors regarding the application of FATCA to the ownership and disposition of Notes.

BOOK-ENTRY; DELIVERY AND FORM

The Company will initially issue the Exchange Notes in the form of one or more global notes. Each global note will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as described below, a global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in any global note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

DTC has advised the Company as follows:

•	it is a limited-purpose trust company organized under the laws of the State of New York; or

•	it is a member of the Federal Reserve System,

•	is a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	it is “a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with it (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and FINRA. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

The Company expects that, pursuant to procedures established by DTC, upon the deposit of a global note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Exchange Notes represented by the global note to the accounts of participants. The accounts to be credited will be designated by the Company. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC, with respect to participants’ interests, or by DTC’s direct and indirect participants, with respect to the owners of beneficial interests in the global note other than participants. The laws of some jurisdictions may require that purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

So long as DTC, or its nominee, is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole legal owner and holder of any Exchange Notes evidenced by the global note for all purposes of the Exchange Notes and the Indenture. DTC has no knowledge of the actual beneficial owners of the Exchange Notes; DTC’s records reflect only the identity of the participants to whose accounts such Exchange Notes are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Except as set forth below, as an owner of a beneficial interest in the global note, you will not be entitled to have the Exchange Notes represented by the global note registered in your name, will not receive or be entitled to receive physical delivery of certificated Exchange Notes and will not be considered to be the owner or holder of any Exchange Notes under the global note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take the action, and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through those participants and indirect participants.

Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Exchange Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Exchange Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial owners of the Exchange Notes may wish to ascertain that the nominee holding the Exchange Notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the Exchange Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

The Company will make payments of principal of, premium, if any, and interest on Exchange Notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. The Company also expects that payments by participants or indirect participants to owners of beneficial interests in the global note held through direct and indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note for any note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests or for any other aspect of the relationship between DTC and its direct or indirect participants or the relationship between those participants and the owners of beneficial interests in the global note owning through those participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Exchange Notes of a series in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if:

•

DTC notifies us at any time that it is unwilling, unable or no longer qualified to continue as depositary for the global notes of such series and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated Exchange Notes of such series; or

•

there shall have occurred and be continuing an event of default with respect to Exchange Notes of such series and DTC notifies the Trustee of its decision to exchange the global notes of such series for certificated Exchange Notes of such series.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with the resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, until                , 2022 (for a period of 120 days after the date of delivery of this prospectus), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

For a period of 120 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. We have agreed to pay all expenses incident to the performance of our obligations in connection with the Exchange Offer. We will indemnify the holders of the Exchange Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains these reports, proxy and information statements, and other information regarding the Company, at www.sec.gov.

You may also obtain certain of these documents on the Company’s website at www.tdsynnex.com. We are not incorporating the contents of the websites of the SEC, the Company or any other person into this document. We are only providing information about how you may obtain certain documents that are incorporated into this document by reference at these websites.

This prospectus forms part of the registration statement filed by the Company with the SEC under the Securities Act. This prospectus omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we have filed with the SEC into this prospectus, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference herein is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. Specifically, we incorporate by reference the following documents or information filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2021, filed with the SEC on January 28, 2022;

•	our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2022, filed with the SEC on April 5, 2022;

•	our Current Reports on Form 8-K filed on March 21, 2022 and March 29, 2022;

•

future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the date of the termination of the offering of Exchange Notes made under this prospectus;

provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

TD SYNNEX Corporation

Attention: Corporate Secretary

44201 Nobel Drive

Fremont, CA 94538

Telephone: (510) 656-3333

In order to ensure timely delivery, you must request the information no later than                , 2022, which is five business days before the Expiration Date of the Exchange Offer.

LEGAL MATTERS

Certain legal matters in connection with the Exchange Notes have been passed upon for the Company by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California and New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of TD SYNNEX Corporation and subsidiaries as of November 30, 2021 and 2020, and for each of the years in the three-year period ended November 30, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of November 30, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

Until                , 2022, all dealers that effect transactions in the Exchange Notes may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

EXCHANGE OFFER OF

$700,000,000 PRINCIPAL AMOUNT OF OUR 1.250% SENIOR NOTES DUE 2024

$700,000,000 PRINCIPAL AMOUNT OF OUR 1.750% SENIOR NOTES DUE 2026

$600,000,000 PRINCIPAL AMOUNT OF OUR 2.375% SENIOR NOTES DUE 2028

$500,000,000 PRINCIPAL AMOUNT OF OUR 2.650% SENIOR NOTES DUE 2031

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our certificate of incorporation and bylaws provide that TD SYNNEX Corporation will, to the fullest extent permitted by the DGCL, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action. The DGCL provides that such indemnification is subject to such person seeking indemnification having acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal motion or proceeding, such person having had no reasonable cause to believe the conduct was unlawful. Our certificate of incorporation provides that the foregoing right to indemnification is a contract right and includes the right to be paid by SYNNEX the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL so requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to SYNNEX of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall be ultimately determined that such person is not entitled to be indemnified under TD SYNNEX’ certificate of incorporation or otherwise. TD SYNNEX may, by action of TD SYNNEX’ board of directors, provide indemnification to employees and agents of TD SYNNEX, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in TD SYNNEX’ charter. The right to indemnification and the advancement and payment of expenses that will be conferred by TD SYNNEX’ charter and TD SYNNEX’ bylaws will not be exclusive of any other right which any indemnified person may have or acquire.

Our bylaws, as amended, provide that TD SYNNEX’ board of directors may authorize TD SYNNEX to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of TD SYNNEX, or is or was serving at the request of TD SYNNEX as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not TD SYNNEX would have the power to indemnify such person against such liability under the provisions of our bylaws.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

Exhibit Number	Description of Document
3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i).1 to the Company’s Annual Report on Form 10-K filed on January 28, 2022).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3(ii).1 to the Company’s Annual Report on Form 10-K filed on January 28, 2022).

4.1	Indenture, dated as of August 9, 2021, by and between SYNNEX Corporation and Citibank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 9, 2021).

4.2	First Supplemental Indenture, dated as of August 9, 2021, between SYNNEX Corporation and Citibank, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 9, 2021).

4.3	Second Supplemental Indenture, dated as of August 9, 2021, between SYNNEX Corporation and Citibank, N.A., as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on August 9, 2021).

4.4	Third Supplemental Indenture, dated as of August 9, 2021, between SYNNEX Corporation and Citibank, N.A., as trustee (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on August 9, 2021).

4.5	Fourth Supplemental Indenture, dated as of August 9, 2021, between SYNNEX Corporation and Citibank, N.A., as trustee (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on August 9, 2021).

4.6	Form of $700,000,000 1.250% Senior Notes due 2024 (included as Exhibit A to Exhibit 4.2).

4.7	Form of $700,000,000 1.750% Senior Notes due 2026 (included as Exhibit A to Exhibit 4.3).

4.8	Form of $600,000,000 2.375% Senior Notes due 2028 (included as Exhibit A to Exhibit 4.4).

4.9	Form of $500,000,000 2.650% Senior Notes due 2031 (included as Exhibit A to Exhibit 4.5).

4.10	Registration Rights Agreement, dated as of August 9, 2021, by and between SYNNEX Corporation and Citigroup Global Markets Inc., as representative of the initial purchasers of the notes (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 9, 2021).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1*	Consent of KPMG LLP.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see the signature page of this registration statement).

25.1*	Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, with respect to the Indenture.

107*	Filing Fee Table.

*	Filed herewith

Item 22. Undertakings

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)

The undersigned registrant hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5)

The undersigned registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on June 1, 2022.

TD SYNNEX CORPORATION

Date: June 1, 2022	By:	/s/ Richard T. Hume
Richard T. Hume
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard T. Hume and Marshall W. Witt, and each of them individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Richard T. Hume Richard T. Hume	Chief Executive Officer (Principal Executive Officer) and Director	June 1, 2022

/s/ Marshall W. Witt Marshall W. Witt	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	June 1, 2022

/s/ Dennis Polk Dennis Polk	Chairman of the Board	June 1, 2022

/s/ Robert Kalsow-Ramos Robert Kalsow-Ramos	Vice Chair of the Board	June 1, 2022

/s/ Matthew F.C. Miau Matthew F.C. Miau	Chairman Emeritus of the Board	June 1, 2022

/s/ Ann F. Vezina Ann F. Vezina	Lead Director	June 1, 2022

/s/ Merline Saintil Merline Saintil	Director	June 1, 2022

/s/ Nayaki Nayyar Nayaki Nayyar	Director	June 1, 2022

Name	Title	Date

/s/ Fred A. Breidenbach Fred A. Breidenbach	Director	June 1, 2022

/s/ Matthew Nord Matthew Nord	Director	June 1, 2022

/s/ Hau Lee Hau Lee	Director	June 1, 2022

/s/ Duane E. Zitzner Duane E. Zitzner	Director	June 1, 2022